Sharps Compliance Corp. Reports Record Customer Billings and Revenue for First
                          Quarter of Fiscal Year 2008

      -     Record customer billings of $3.6 million; revenue of $3.4 million

      -     Quarter led by growth in healthcare and hospitality billings

      - Retail sector billings for the flu shot season expected to span FY 2008 second quarter

      - Pharmaceutical billings of $400,000 expected in both December 2007 and January 2008

      HOUSTON, Oct. 23 /PRNewswire-FirstCall/ -- Sharps Compliance Corp. (OTC Bulletin Board: SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective medical waste disposal solutions for industry and consumers, today reported that first quarter fiscal 2008 revenue grew to a record $3.4 million, an increase of 13% from revenue of $3.0 million in the same period the prior fiscal year, and up 17% sequentially compared with revenue of $2.9 million in the fourth quarter of fiscal 2007. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, also increased to a record level of $3.6 million for the fiscal 2008 first quarter, up 14% compared with the prior fiscal year's first quarter billings of $3.1 million. On a sequential basis, customer billings increased 21%, from $ 3.0 million, in the fourth quarter of fiscal 2007.

      Sales and Billings Growth

      Customer billings of $3.6 million were driven by strong growth in the hospitality and healthcare sectors as well as the start of the flu shot season around the country. Growth to support the flu shot sector was reflected in customer billings to the retail market, which increased to $685 thousand in the first quarter of fiscal 2008 compared with $633 thousand in the same period the prior year and up 268% from billings of $186 thousand in the fourth quarter of fiscal 2007.

      Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of the Company, commented, "Although, we do expect substantial year-over-year growth in the flu shot business the ordering patterns of our large drug and grocery store customers administering flu shots have changed to better match the influenza season, which begins in October and continues through January. Therefore, and as opposed to experience in prior years, customer billings to the retail segment are expected to span the first and second quarters of fiscal 2008 as opposed to being concentrated in the quarter ended in September. As a result, we expect to see continued strength in this sector through the second quarter ended December 31, 2007."

      Sales and marketing efforts in the hospitality sector, which includes hotels, restaurants and assisted living facilities, resulted in higher billings to new and existing customers. Sales to the hospitality sector were $363 thousand for the first quarter of fiscal 2008, an increase of 212%, or $247 thousand, compared with the first quarter of fiscal 2007, reflecting higher demand of the Sharps Disposal by Mail System(R) and Biohazard Spill Clean-Up Kit products.

      Dr. Kunik continued, "We have delivered approximately $500 thousand in products and services on our contract with a top ten pharmaceutical manufacturer over the past three quarters and expect to ship approximately $400 thousand in both December 2007 and January 2008 achieving virtually the entire contract value of $1.4 million. The pharmaceutical manufacturing industry is becoming aware of the success of our program with a top ten pharmaceutical manufacturer customer facilitating the disposal of syringes used to administer an injectable drug. We believe the use of our product to protect its patients and the community is a watershed event in the pharmaceutical manufacturing industry."

      Sharps Compliance fulfills, directly to each patient, a specially designed one gallon Sharps Disposal by Mail System(R). Sharps' proprietary SharpsTracer(TM) system is used to track the return of the package by the patient to the Company's treatment facility, where it is scanned and weighed prior to destruction. This data is then transmitted to Abbot Laboratories which assists in monitoring drug usage and provides a touch point for individual patient follow-up.

      Customer billings include all invoiced amounts associated with products shipped during the period reported. A significant portion of customer billings are deferred to future reporting periods and recognized as GAAP revenue when the Sharps Disposal By Mail Systems(R) products are returned to the Company's treatment facility for processing and destruction. Revenue represents customer billings adjusted to reflect the deferral of a portion of current period billings and recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and revenue is reflected in the Company's balance sheet as deferred revenue.

      Operating Performance

      For the three months ended September 30, 2007, gross margin was 42.3%, down from 43.4% in the same period of the prior fiscal year, but up sequentially from 39.5% in the previous quarter. The reduction in the gross margin year-over-year was a result of product mix which reflects a lower percentage of higher margin products sold during the quarter versus the prior year period. The sequential gross margin increase reflected price increases implemented in the third and fourth quarters of fiscal year 2007 to address higher outbound and return transportation costs. Gross margin is expected to remain in the low to mid-40% range for the remainder of fiscal 2008.

      Selling, general and administrative (SG&A) expense increased 21% to $1.15 million for the first quarter of fiscal 2008 compared with $0.95 million in the same period of the prior fiscal year but essentially flat from the fourth quarter of fiscal 2007. For the quarter ended September 30, 2007, SG&A was 34% of revenue versus 32% for the corresponding period of the prior fiscal year. The increase in SG&A expense over the prior year period is a result of increased sales and marketing related expenses, non-cash stock-based compensation expense, recruiting fees and facilities rent expense. SG&A is expected to increase approximately 12% overall for the full fiscal year 2008 compared with fiscal 2007, exclusive of any non-cash stock-based compensation expense (SFAS 123R).

      Operating margin was 6.5% for the three-months ended September 30, 2007, compared with 10.0% for the corresponding period of the prior fiscal year. The reduction in the operating margin was due to the 110 basis point reduction in gross margin and increase in SG&A, as noted above. The reduction in gross margin is a result of product mix (lower percentage of billings from higher margin products).

      Other income included in the Company's statement of operations reflects increased interest income resulting from the corresponding higher cash balances and lower interest expense associated with reduced capital leases.

      For the three months ended September 30, 2007, the Company generated net income of $242 thousand, or $0.02 per diluted share, a decrease compared with net income of $292 thousand, or $0.03 per diluted share, for the same period the prior fiscal year, but an increase from a net loss of $10 thousand in the fourth quarter of fiscal 2007. The reduction in diluted earnings per share year-over-year is a result of a 2.5 million, or 23%, increase in the diluted shares outstanding due to stock options exercised and a higher stock price.

      Liquidity and Balance Sheet Strength

      The Company's cash position at September 30, 2007 remains strong at $2.2 million. At September 30, 2007, stockholders' equity and total assets were $2.6 and $5.2 million, respectively, up from $2.2 million and $4.7 million at June 30, 2007, respectively. Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at September 30, 2007. The line of credit is available to finance working capital and/or potential acquisition opportunities.

      Outlook

      Dr. Kunik continued, "Our customer billings target for fiscal year 2008 remains $15 to $16 million, a 23% to 31% increase over fiscal 2007 billings. Strategically, we continue to see the pharmaceutical manufacturing market as a significant opportunity to fill the need for the proper disposal of used syringes administered by the self-injector. There are hundreds of injectable drugs in the marketplace and pipeline today, translating into large order opportunities for us. As the leader in the mail back industry, we believe we are ideally positioned to capture a significant portion of this emerging market.

      Our sales and marketing team has also been aggressively pursuing additional prospects in a variety of sectors. We currently supply our products to three of the four largest non-emergency healthcare clinic operators nationwide. It is expected the number of clinics could rise from approximately 700 today to over 10,000 in the next three plus years. As non-emergency healthcare clinic operators continue to expand and add locations, we expect sales to this market to continue showing strong growth over the long-term."

      He concluded, "We also anticipate the pace of municipal programs to increase as legislation for the proper disposal of used syringes becomes effective for California and Massachusetts in calendar year 2008. Several additional states, such as Pennsylvania, have proposed similar legislation. As public perceptions and attitudes shift, demanding more corporate and governmental accountability and responsibility for the environment, small-quantity generator customers in our pipeline are more willing to implement the use of our safe and cost-effective medical waste disposal system."

      First Quarter 2008 Webcast and Conference Call

      The Company will host a teleconference today beginning at 1:00 p.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow. The Sharps conference call may be accessed the following ways:

      -- The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.
      -- The teleconference may also be accessed by dialing (201) 689-8560 and requesting conference ID number 258291, approximately 5 - 10 minutes prior to the call.

      To listen to the archived call:

      -- The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.
      -- A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 258291.

      The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on October 30, 2007.

      About Sharps Compliance Corp.

      Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective medical waste disposal solutions for industry and consumers. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, healthcare, commercial, professional and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

      As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

      More information on Sharps Compliance can be found on its website at: http://www.sharpsinc.com.

      Safe Harbor Statement

      The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

      For more information contact:             - OR -
      David P. Tusa                             Tammy Swiatek
      Executive Vice President,                 Kei Advisors LLC
      Chief Financial Officer &                 Investor Relations
      Business Development
      Phone: (713) 660-3514                     Phone: (716) 843-3853
      dtusa@sharpsinc.com                       Email: tswiatek@keiadvisors.com

      FINANCIAL TABLES FOLLOW.

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (unaudited)

                                                Three-Months Ended
                                                   September 30,
                                              2007                2006               % Change
                                          (Unaudited)         (Unaudited)
Revenue                                  $  3,391,112        $  2,990,884                13.4%
  Cost of revenue                           1,957,735           1,693,588                15.6%
  Gross profit                              1,433,377           1,297,296
    Gross margin                                 42.3%               43.4%
  S, G & A expense                          1,155,381             954,422                21.1%
  Depreciation and amortization                57,697              44,212                30.5%

Operating income                              220,299             298,662
    Operating margin                              6.5%               10.0%
  Other income                                 26,302               1,640
Net income before income taxes           $    246,601        $    300,302
Income taxes                                   (4,997)             (8,714)
Net income                               $    241,604        $    291,588

Net income per share
     Basic                               $       0.02        $       0.03
     Diluted                             $       0.02        $       0.03

Weighted Average Shares Outstanding
     Basic                                 12,061,734          10,562,723
     Diluted                               13,535,520          10,991,339

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet

                                            September 30, 2007     June 30, 2007
                                               (Unaudited)
ASSETS:
Current assets:
  Cash and cash equivalents                         $2,238,197        $2,134,152
  Restricted cash                                       10,010            10,010
  Accounts receivable, net                           1,509,320         1,330,731
  Inventory                                            544,016           364,005
  Prepaid and other assets                             171,861           186,101
    Total current assets                             4,473,404         4,024,999
Property and equipment, net                            612,250           590,567
Intangible assets, net                                  80,496            75,002
    Total assets                                    $5,166,150        $4,690,568

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                  $  813,346        $  557,302
  Accrued liabilities                                  321,290           613,851
  Current portion of deferred revenue                1,005,063           883,678
  Current maturities of capital lease
   obligations                                             465             1,809
    Total current liabilities                        2,140,164         2,056,640
Long-term deferred revenue                             392,307           392,803
Other                                                   71,250            72,000
    Total liabilities                                2,603,721         2,521,443
Stockholders' equity:
  Total stockholders' equity                         2,562,429         2,169,125
    Total liabilities and stockholders'
     equity                                         $5,166,150        $4,690,568

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
              Supplemental Customer Billing and Revenue Information
                                   (unaudited)

                                            Three Months Ended
                                               September 30,

                             2007          %Total          2006          %Total        $Change        %Change
BILLINGS BY MARKET:
Health Care              $ 1,919,264        53.5%      $ 1,817,585        57.8%      $   101,679         5.6%
Hospitality                  363,235        10.1%          116,333         3.7%          246,902       212.2%
Retail                       685,436        19.1%          633,003        20.1%           52,433         8.3%
Professional                 171,184         4.8%          136,339         4.3%           34,845        25.6%
Commercial                   116,108         3.2%          110,634         3.5%            5,474         4.9%
ProTec                       125,270         3.5%          117,129         3.7%            8,141         7.0%
Agriculture                   93,304         2.6%          120,691         3.8%          (27,387)      (22.7%)
Pharmaceutical                 7,185         0.2%           15,163         0.5%           (7,978)      (52.6%)
Government                    56,060         1.6%           53,858         1.7%            2,202         4.1%
Other                         49,204         1.4%           21,594         0.7%           27,610       127.9%
  Subtotal                 3,586,250       100.0%        3,142,329       100.0%          443,921        14.1%
GAAP
 Adjustment *               (195,138)                     (151,445)                      (43,693)
  Revenue
   Reported              $ 3,391,112                   $ 2,990,884                   $   400,228        13.4%

      * Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.